                                                                    EXHIBIT 99.2

                                    QUIGLEY

Contact:
David K. Waldman/John W. Heilshorn                      Carl Fonash
Lippert Heilshorn & Associates                          The Quigley Corporation
(212) 838-3777                                          (267) 880-1111
dwaldman@lhai.com

                     QUIGLEY REPORTS SECOND QUARTER RESULTS

DOYLESTOWN,  PA. - JULY 30, 2004 - THE QUIGLEY CORPORATION (NASDAQ:  QGLY) today reported net sales of $6.9 million for the second  quarter of 2004,  compared to
$7.0 million reported for the same period in 2003. For the six-months ended June
30, 2004, net sales were $16.5 million, compared to $15.2 million in 2003.

Net sales of the Company's Cold Remedy segment was relatively  unchanged for the second quarter of 2004 as compared to 2003. Net sales of the Health and Wellness segment  decreased  2.0% during the  quarter,  due to a decline in the number of active domestic  independent  representatives,  which was partially offset by an increase in European  sales as compared to 2003.  The  increase in net sales for the six months  reflects a 17.9%  increase in the Company's  Cold Remedy segment and a 4.3%  increase in the Health and  Wellness  segment.  The  Company's  Cold
Remedy  net  sales  increased  for the  six-months,  as a  result  of  continued
strategic advertising,  marketing  initiatives,  and new products. The Company's
Health and  Wellness  revenues  for the  six-months  increased  as  distribution continues to expand internationally.

Net loss for the second quarter ended June 30, 2004 was $900,000, or ($0.08) per share,  compared to a net loss of $1.1  million,  or ($0.09) per share,  for the same period last year. Net loss for the six-months  ended June 30, 2004 was $1.7 million,  or  ($0.15)  per share,  compared  to a net loss of $2.0  million,  or
($0.17) per share,  for the same period last year.  Net loss for the  six-months ended  June  30,  2004  and  2003 is  principally  attributed  to  research  and development costs of $1.8 million and $1.4 million, respectively.

Net loss for the quarter  ended June 30, 2004 improved as compared with the same period  last  year,  driven by  savings  in  administrative  costs,  which  were primarily  offset by increased  research and development  costs  associated with
Quigley Pharma.  Net loss for the six-months  improved as compared with the same period last year,  driven by gross  profit  gains from Cold  Remedy,  which were partially offset by increases in research and development  costs associated with
Quigley Pharma.

No tax  benefits to reduce  losses are  provided for the quarters and six months ended  June 30,  2004 and 2003,  since the  Company is in a net  operating  loss carry-forward  position,  which  is from the  cumulative  effect  of  deductions attributed to options,  warrants and  unrestricted  stock from  previous  year's taxable income.

Guy  J.  Quigley,  Chairman,  President  and  Chief  Executive  Officer  stated,
"Although the second quarter is our seasonally  weakest  period,  we reduced our net loss for both the second quarter and first half, while investing  heavily in pharmaceutical  research and development.  As we enter the third quarter, we are in the  process of  beginning  delivery of our new  COLD-EEZE(R)  bubble gum and
COLD-EEZE(R) `green-tea with lemon' lozenges to retail stores."

Mr. Quigley continued,  "During the quarter, we also announced several important developments in our pharmaceutical  segment. First, QR-435 demonstrated efficacy in  significantly  reducing the severity of illness in ferrets infected with the
Influenza A virus. These results provide additional pre-clinical data suggesting that  QR-435 can both  prevent and treat  Influenza  A virus in a ferret  animal model.  Additionally,  we completed a study,  which determined that injection of
QR-336  was   protective   against   the   effects   of  a  lethal,   whole-body
ionizing-radiation dose in a mouse model."

The Quigley Corporation (Nasdaq:  QGLY,  http://www.Quigleyco.com)  is a leading developer and marketer of diversified health products including the COLD-EEZE(R)
family of patented zinc  gluconate  glycine  (ZIGG(TM))  lozenges and sugar free tablets. COLD-EEZE is the only (ZIGG) lozenge proven in two double-blind studies to reduce the  duration  of the common  cold from 7.6 to 4.4 days or by 42%.  In addition to  Over-The-Counter  (OTC)  products,  the Company has formed  Quigley
Pharma   Inc.    (http://www.QuigleyPharma.com),    a   wholly   owned   ethical
pharmaceutical  subsidiary,  to introduce a line of  naturally-derived  patented prescription drugs. The Quigley Corporation's customers include leading national wholesalers  and  distributors,  as well as independent and chain food, drug and mass  merchandise  stores  and  pharmacies.  The  Quigley  Corporation  makes no representation  that  the  U.S.  Food  and  Drug  Administration  or  any  other regulatory  agency  will  grant an IND or take any  other  action  to allow  the aforementioned products to be studied or marketed. Furthermore, no claim is made that the potential  medicine discussed here is safe,  effective,  or approved by the Food and Drug Administration.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities  Litigation Reform Act of 1995 and involve known and  unknown  risk,  uncertainties  and other  factors  that may cause the company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement.  Factors that impact such forward-looking  statements include,  among others,  changes in worldwide general economic  conditions,  changes in interest rates, government regulations, and worldwide competition.

                                 (Tables Follow)

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

The following  represents  condensed  financial data (in  thousands)  except per share data:

                                                        Three-Months       Three-Months          Six-Months           Six-Months
                                                           Ended              Ended                Ended                Ended
                                                       June 30, 2004       June 30, 2003        June 30, 2004       June 30, 2003
                                                            ($)                ($)                   ($)                 ($)
                                                       -------------       -------------        -------------       -------------

Net Sales                                                  6,901              7,005                16,507                15,196
Gross profit                                               2,777              2,766                 7,297                 6,460
Sales & marketing expenses                                   835                816                 2,458                 2,343
Administrative expenses                                    2,055              2,312                 4,805                 4,754
Research & development                                       821                722                 1,768                 1,370

Income taxes (Benefit)                                        --                 --                    --                    --
Loss from:
    Continuing operations                                   (912)            (1,055) -             (1,694)               (1,947)
    Discontinued operations                                   --                 --                    --                   (55)

Net loss                                                    (912)            (1,055) -             (1,694)               (2,002)

 Diluted loss per share:
   Continuing operations                                  ($0.08)            ($0.09)               ($0.15)               ($0.17)
   Discontinued operations                                    --                 --                    --                    --

   Net loss                                               ($0.08)            ($0.09)               ($0.15)               ($0.17)

Diluted weighted average common shares outstanding:   11,512,092         11,459,950            11,511,390            11,458,284

Consolidated Balance Sheets (Unaudited)
---------------------------------------

The following  represents  condensed  financial  data (in thousands) at June 30,
2004 and December 31, 2003:

                                                     2004               2003
                                                     ($)                 ($)
                                                    ------             ------

              Cash & cash equivalents           13,736             11,392
              Accounts receivable, net               1,362              7,862
              Inventory                              4,295              3,753
              Total current assets                  20,005             23,740
              Total assets                          22,406             26,270
              Total current liabilities              3,241              5,483
              Total stockholders' equity            19,107             20,787